UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2016

SUSSEX BANCORP

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	0-29030 (Commission File Number)	22-3475473 (I.R.S. Employer Identification Number)

100 Enterprise Dr.

Rockaway, New Jersey 07866
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (844) 256-7328

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On December 22, 2016, Sussex Bancorp (the “Company”) sold $15 million in aggregate principal amount of its subordinated notes (the “Notes”) to an institutional investor in a private placement.

The Notes have a stated maturity of December 22, 2026, and bear interest at a fixed rate of 5.75% per year, from and including the original issue date to but excluding December 22, 2021, payable quarterly in arrears on March 22, June 22, September 22 and December 22 of each year, beginning March 22, 2017. From and including December 22, 2021 to but excluding the maturity date or earlier redemption date, the interest rate shall reset quarterly to an interest rate per year equal to the then current three-month LIBOR rate plus 350 basis points. The Notes are redeemable, in whole or in part, on or after December 22, 2021, and at any time upon the occurrence of certain events.

The payment of the principal on the Notes may only be accelerated upon the occurrence of certain bankruptcy or receivership related events relating to the Company or a major bank subsidiary of the Company, in which case, the principal of all of the Notes shall become due and payable.

The Company expects to use the net proceeds of the offering for general corporate purposes, including loan growth, additional liquidity and working capital.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference. A copy of the press release announcing the foregoing is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit
No.	Description
4.1	Form of Subordinated Note.
99.1	Press release of Sussex Bancorp dated December 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSEX BANCORP

Date: December 22, 2016	By:	/s/ Steven M. Fusco
Steven M. Fusco
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Subordinated Note.
99.1	Press Release, dated December 22, 2016.